EXHIBIT 14.2

                     CODE OF ETHICS AND CONDUCT (JULY 2005)

The Board of Directors of OraLabs Holding Corp. (the "Company") has adopted this Code of Ethics and Conduct ("Code") to:

     o promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

     o    promote full, fair, accurate, timely and understandable disclosure;

     o promote compliance with applicable laws, rules and regulations, including the rules of the NASD and generally accepted accounting principles;

     o    encourage prompt reporting of violations of this Code; and

     o deter wrongdoing and create accountability for the adherence to this Code.

All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to the principles and procedures set forth herein. For questions regarding this Code, the initial contact person is the Company's Chair of the Audit Committee of the Board of Directors, who is presently Michael
I. Friess, 5353 Manhattan Circle, Suite 101, Boulder, Colorado 80303 (telephone, 303-499-6000, Ext. 18).


Honest and Candid Conduct


Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, acting in good faith and being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies. Deceit and subordination of principle are inconsistent with integrity. In addition, acting with integrity requires that we observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies and those we adhere to a high standard of business ethics.


Conflicts of Interest


Each director, officer and employee of the Company should avoid a conflict of interest or the appearance of a conflict of interest. A "conflict of interest" occurs when an individual's private interest interferes with (or even appears to interfere with) the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests, either directly or indirectly, that may make it difficult to perform his or her Company work objectively and effectively. To be clear, service to the Company should never be subordinated to personal gain and advantage.


In particular, clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with a third party may include, among others:

a. any significant ownership interest in any supplier, customer, development partner or competitor of the Company;

b. any consulting or employment relationship with any supplier, customer, development partner or competitor of the Company;

c. any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

d. the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

e. the receipt of improper personal benefits by a member of his or her family as a result of one's position in the Company;

f. selling anything to the Company or buying anything from the Company, except on the same terms and conditions as a third party; and

g. taking for personal gain opportunities that properly belong to the Company or that are discovered through the use of Company property, information or position.

Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest, or the appearance of a conflict of interest, should be discussed with the Chair of the Audit Committee and an executive officer and/or director, as discussed below. If a conflict of interest


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(or appearance  thereof)  involving a director or an executive  officer  becomes unavoidable or is otherwise in the best interest of the Company and its stockholders, such conflict must be promptly reported to the Board of Directors or a committee of independent directors. If a conflict of interest (or appearance thereof) involving a non-executive officer or employee becomes unavoidable or is otherwise in the best interest of the Company and its stockholders, such conflict must promptly be reported to an executive officer, the Board of Directors, or an appropriate committee of the Board of Directors. In each such case, the director, officer or employee will work with the Chair of the Audit Committee, the executive officers, and/or directors, as appropriate, to monitor the conflict of interest (or appearance thereof) and assure that the director, officer or employee who has the conflict is acting in the best interest of the Company and its stockholders. Conflicts of interest are prohibited as a matter of Company policy, unless (x) approved following full disclosure in accordance with applicable law by a majority of the disinterested members of the Board of Directors or a committee of the Board acting in good faith, or (y) the conflicting transaction is fair to the Company.


Disclosure

Each director, officer or employee involved in the Company's disclosure process, including the Chief Executive Officer and Chief Financial Officer, is required to be familiar with and comply with the Company's internal reporting practices. This includes the Company's disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility. Additionally, such persons must ensure that the Company's public reports and documents comply in all material respects with applicable federal securities laws. Supervisory personnel should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process must:

h. be familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

i. not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations; and

j. properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).


Compliance

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. Any director, officer or employee who is unfamiliar or uncertain about the legal rules involving Company business conducted by him or her should consult with the Chair of the Audit Committee of the Company before taking any actions that may jeopardize the Company or that individual. If any director, officer or employee has concerns or complaints regarding questionable accounting or auditing matters involving the Company, or other compliance issues relating to the Company, that person is encouraged to submit those concerns or complaints to the Chair of the Audit Committee. The concerns or complaints may be submitted anonymously or confidentially.


Reporting and Accountability

The Board of Directors is ultimately responsible for applying and interpreting this Code in any particular situation. Any director, officer or employee who becomes aware of an existing or potential violation of this Code is required to notify the Chair of the Audit Committee promptly. Failure to report an existing or potential violation is itself a violation of this Code. In the event a director, officer or employee believes that the Chair of the Audit Committee is involved in a violation of this Code, the Chief Executive Officer or the President should be notified as soon as possible.

Any questions relating to how this Code should be interpreted or applied should first be addressed to the Chair of the Audit Committee. A person who is unsure of whether a situation violates this Code should discuss the situation with the Chair of the Audit Committee as soon as possible.

The Board of Directors and/or the Chair of the Audit Committee shall take all appropriate action to investigate any reported violations. If a violation has occurred, the Company will take such appropriate disciplinary or preventive action, after consultation by the Board of Directors, in the case of a director or executive officer, or the Audit Committee, or another committee of the Board of Directors, in the case of any other employee. No one may retaliate against any other person for reports of potential violations that are made in good faith.

Waiver

From time to time, the Company may in limited circumstances waive some provisions of this Code to address equitable concerns raised to the Board of Directors. Such waivers will not be granted unless truly necessary and warranted, and will only be done in a limited and qualified manner. Any waiver


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of this Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by Securities and Exchange Commission and the rules of the NASDAQ SmallCap Market. Any waiver for other employees may be made only by the Board of Directors or a committee of the Board of Directors comprised solely of independent directors.


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